Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092
Telepone (770) 242-8723 Fax (770) 242-8639

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Announces Private Placement of
Convertible Preferred Stock and Warrants

NORCROSS, GA (May 22, 2013) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it has entered into definitive agreements with certain accredited investors for the private placement of its convertible preferred stock and warrants to purchase shares of its common stock. Gross proceeds to Guided Therapeutics are expected to be approximately $2.6 million, prior to the payment of placement agent fees and expenses.

Pursuant to the terms of the definitive agreements, Guided Therapeutics has agreed to issue an aggregate of up to approximately 2,600 shares of preferred stock, which are convertible by the holders at any time into an aggregate of up to approximately 3,823,529 shares of common stock at an initial conversion price of $0.68 per share, subject to customary adjustments. The preferred stock is mandatorily convertible upon the achievement of certain conditions, including the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by Guided Therapeutics of specified average trading prices and volumes for its common stock. Holders of the preferred stock will be entitled to quarterly dividends at an annual rate of 5.0% for the quarter ended December 31, 2013 and at an annual rate of 10% thereafter, in each case, payable in cash or, subject to certain conditions, common stock. Guided Therapeutics may redeem the preferred stock after the second anniversary of issuance, subject to certain conditions. Each share of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

For each share of preferred stock purchased, Guided Therapeutics has agreed to issue warrants exercisable for an aggregate of 1,471 shares of common stock, which will be split evenly into two tranches, at an exercise price of $1.08 per share, subject to customary adjustments. One tranche of warrants will be subject to a mandatory exercise provision that allows Guided Therapeutics to require exercise upon the achievement of certain conditions, including the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by Guided Therapeutics of specified average trading prices and volumes for its common stock. The warrants have a five year term.

Net proceeds from the private placement are intended to be used to support manufacturing and marketing of the Guided Therapeutics LuViva® Advanced Cervical Scan. The private placement remains subject to customary closing conditions and is expected to close on or about May 24, 2013.

SunTrust Robinson Humphrey, Inc. acted as sole placement agent for the private placement.

Neither the shares of Guided Therapeutics preferred stock, nor the warrants to purchase shares of Guided Therapeutics stock, nor shares of common stock issuable upon conversion of the preferred stock or exercise of warrants, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and none of these securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the financing, Guided Therapeutics has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the securities issuable upon conversion of the preferred stock and exercise of the warrants. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, including among others, the timing of the closing of the private placement and the amount of gross proceeds and the use of net proceeds from the private placement. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to our ability to complete the transactions contemplated by the private placement, our ability to realize the expected benefits of the private placement, the sufficiency of the capital raised in the private placement and the ability of Guided Therapeutics to raise additional capital, the early stage of Guided Therapeutics products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the Securities and Exchange Commission, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

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